Exhibit 35.15

OFFICER’S CERTIFICATE

I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement (the “Agreement”), dated as of May 1, 2016, between Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC as special servicer, Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, Citibank, N.A., as certificate administrator and Deutsche Bank Trust Company Americas as trustee, the following:

1. A review of the Company’s activities as Certificate Administrator during the reporting period ending December 31, 2016 and of its performance under the Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period ending December 31, 2016.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date: February 27, 2017

Citibank, N.A.

By:	/s/ Karen Montbach
Name:	Karen Montbach
Title:	Managing Director

CGCMT 2016-C1